Exhibit 4.1
Execution Version
WESTWOOD ONE, INC.
$117,500,000 15.00% Senior Secured Notes due July 15, 2012
SECURITIES PURCHASE AGREEMENT
Dated as of April 23, 2009

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SCHEDULE A	—	Information Relating to New Noteholders
SCHEDULE A-1	—	Pre-Closing Existing Noteholders
SCHEDULE A-2	—	Pre-Closing Existing Lenders
SCHEDULE B	—	Defined Terms
SCHEDULE B-1	—	Competitors
SCHEDULE 3.9	—	Changes in Corporate Structure
SCHEDULE 4.4	—	Subsidiaries of the Company and Ownership of Subsidiary Equity Interests
SCHEDULE 4.5	—	Financial Statements
SCHEDULE 4.8	—	Certain Litigation
SCHEDULE 4.11	—	Intellectual Property
SCHEDULE 8.7	—	Sale-Leaseback Transaction Terms
SCHEDULE 9.4	—	Existing Capital Leases
SCHEDULE 9.5	—	Existing Liens
SCHEDULE 9.6(d)	—	Existing Investments
SCHEDULE 9.6(e)	—	Investment
SCHEDULE 9.9(e)	—	Helicopters
EXHIBIT 1	—	Form of 15.00% Senior Secured Note due July 15, 2012
EXHIBIT 3	—	Form of Creditors’ Certificate Regarding Closing Conditions
EXHIBIT 3.3(a)	—	Form of Officer’s Certificate for the Company
EXHIBIT 3.3(b)	—	Form of Secretary’s Certificate for the Obligors
EXHIBIT 3.3(c)	—	Form of Officer’s Certificate for each Subsidiary Guarantor
EXHIBIT 3.4(a)	—	Form of Opinion of Special Counsel for the Company and the Subsidiary Guarantors
EXHIBIT 3.4(b)	—	Form of Opinion of General Counsel for the Company and the Subsidiary Guarantors
EXHIBIT 3.4(c)	—	Form of Opinion of Weissman, Wolff, Bergman, Coleman, Grodin & Evall LLP, local counsel for the Company with respect to the Deed of Trust Modification
EXHIBIT 3.4(d)	—	Form of Opinion of Daugherty, Fowler, Peregrin, Haught & Jensen with respect to the Mortgage Modification
EXHIBIT 3.10	—	Form of Amended and Restated Guarantee
EXHIBIT 3.11	—	Amended and Restated Intercreditor and Collateral Trust Agreement
EXHIBIT 3.12A	—	Form of New Term Loan Subordination Agreement
EXHIBIT 3.12B	—	Form of Gores Subordination Agreement
EXHIBIT 3.13	—	Form of Amendment to Security Agreement
EXHIBIT 3.14	—	Form of Amendment to Trademarks Security Agreement
EXHIBIT 3.15A	—	Form of Deed of Trust Modification
EXHIBIT 3.15B	—	Form of Endorsement
EXHIBIT 3.15C	—	Form of Estoppel Certificate
EXHIBIT 3.16A	—	Form of Mortgage Modification
EXHIBIT 3.16B	—	Form of April Mortgage Modification
EXHIBIT 3.17	—	Form of Master Mutual Release Agreement
EXHIBIT 3.18	—	Form of Investor Rights Agreement
EXHIBIT 3.19	—	Certain Transaction Documents

WESTWOOD ONE, INC.
40 WEST 57TH STREET, 5TH FLOOR
NEW YORK, NEW YORK 10019
15.00% Senior Secured Notes due July 15, 2012
Dated as of
April 23, 2009
TO THE PARTIES LISTED IN
THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
WESTWOOD ONE, INC., a Delaware corporation (the “Company”), agrees with each of you as follows:

SECTION 1.	BACKGROUND; AUTHORIZATION OF AMENDMENT AND RESTATEMENT; WAIVER OF DEFAULTS.
Section 1.1. Background.
The Company is currently a party to (a) that certain Note Purchase Agreement, dated as of December 3, 2002 (as heretofore amended, restated, supplemented or otherwise modified, the “Existing Note Purchase Agreement”), between the Company and the various financial institutions that are a party thereto, pursuant to which the Company issued (i) $50,000,000 aggregate principal amount of its 4.64% Senior Guaranteed Notes, Series A, due November 30, 2009 (the “Existing Series A Notes”) and (ii) $150,000,000 aggregate principal amount of its 5.26% Senior Guaranteed Notes, Series B, due November 30, 2012 (the “Existing Series B Notes”; the Existing Series A Notes and the Existing Series B Notes being hereinafter collectively referred to as the “Existing Notes”), and (b) that certain Credit Agreement, dated as of March 3, 2004 (as heretofore amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”), among the Company, the Subsidiary Guarantors identified as such therein, the various financial institutions that are parties thereto immediately prior to the Purchase Transaction (the “Pre-Closing Existing Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent thereunder (the “Existing Credit Agreement Administrative Agent”), pursuant to which there is outstanding (i) $9,000,000 aggregate principal amount of Revolving Credit Loans, as defined thereunder, and (ii) $32,000,000 aggregate principal amount of Term Loans, as defined thereunder (together with the Revolving Credit Loans, the “Existing Loans”). The holders of the Existing Notes immediately prior to Purchase Transaction (the “Pre-Closing Existing Noteholders” and together with the Pre-Closing Existing Lenders, the “Pre-Closing Existing Creditors”), and the respective principal amounts of Existing Notes held by each Pre-Closing Existing Noteholder, are set forth on Schedule A-1 attached hereto. The Pre-Closing Existing Lenders, and the respective principal amounts of Debt outstanding under the Existing Credit Agreement held by each of them, are set forth on Schedule A-2 attached hereto. Gores Radio (to the extent it purchases Existing Loans in the Purchase Transaction) and the Pre-Closing Existing Lenders that have not agreed to participate in the Purchase Transaction are referred to herein as the “Existing Lenders”; Gores Radio (to the extent it purchases Existing Notes in the Purchase Transaction) and the Pre-Closing Existing Noteholders that have not agreed to participate in the Purchase Transaction are referred to herein as the “Existing Noteholders”; and the Existing Lenders and the Existing Noteholders are referred to herein, collectively, as the “Existing Creditors.” Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; references to Sections are, unless otherwise specified, to Sections of this Agreement.

Section 1.2. Company Request to Amend, Restate and Combine Certain Existing Debt and Satisfy Other Debt; Requested Waivers.
The Company has requested that the Existing Creditors agree to:
(a) amend, restate and combine the Existing Note Purchase Agreement and the Existing Credit Agreement, as set forth in this Agreement;
(b) (i) amend and restate the Existing Notes and the Existing Loans, as set forth in the Notes, and (ii) to combine $117,500,000 in principal amount of the Existing Debt (the “Continuing Debt”) into, and evidence such Continuing Debt by, the Notes (the actions referred to in this Section 1.2(b) being referred to, collectively, as the “Amendment, Restatement and Combination Transactions”); and
(c) satisfy all Existing Debt (other than the Continuing Debt) (all such satisfied amounts, the “Satisfied Existing Debt”), by issuance of the Convertible Preferred Stock, and payment of the amount, specified in Section 2.2(a)(i)(B) and Section 2.2(a)(ii), respectively (such satisfaction, issuance and payment being referred to, collectively, as the “Satisfaction Transactions”).
In addition, the Company has requested the Existing Creditors to waive all Defaults and Events of Default (as such terms are defined in the Existing Note Purchase Agreement and the Existing Credit Agreement) that exist as of the Restructuring Effective Date, whether known or unknown (collectively, the “Requested Waivers”). The Existing Creditors are willing to grant the Requested Waivers on the terms and conditions set forth in this Agreement.
Section 1.3. Amendment and Restatement; Waiver of Defaults.
(a) Subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 3, each of the Existing Creditors, by its execution of this Agreement, hereby agrees and consents to the Amendment, Restatement and Combination Transactions and the Satisfaction Transactions. Upon the Restructuring Closing and at the Restructuring Effective Date, (i) the Existing Note Purchase Agreement and the Existing Credit Agreement shall be deemed to have been amended and restated by, and combined into, this Agreement, (ii) $117,500,000 in aggregate principal amount of the Existing Debt shall be deemed to have been amended and restated by, and such Existing Debt shall be deemed to have been combined into, the Notes, (iii) all Existing Debt (other than the Continuing Debt) shall be deemed to have been satisfied in full by issuance of the Convertible Preferred Stock and payment of the amount specified in Section 2.2(a)(ii) and (iv) no obligation of any kind shall be outstanding under the Existing Credit Agreement, the Existing Note Purchase Agreement or any other document or instrument entered into in connection with the Existing Debt except as set forth in this Agreement and the documents executed in connection herewith (including the Master Mutual Release Agreement).

(b) Subject to satisfaction (or waiver) of the conditions precedent set forth in Section 3, upon the Restructuring Closing (a) each Existing Noteholder hereby waives all Defaults and Events of Default (as such terms are defined in the Existing Note Purchase Agreement), known or unknown, arising under the Existing Note Purchase Agreement (and the other agreements, documents and instruments executed and/or delivered in connection therewith) that have occurred prior to or as of the Restructuring Effective Date, and (b) each Existing Lender hereby waives all Defaults and Events of Default (as such terms are defined in the Existing Credit Agreement), known or unknown, arising under the Existing Credit Agreement (and the other agreements, documents and instruments executed and/or delivered in connection therewith) that have occurred prior to or as of the Restructuring Effective Date.
Section 1.4. No New Debt or Novation.
The parties hereto specifically agree and confirm that the Amendment, Restatement and Combination Transactions effected hereby and by the Notes shall in no way evidence a new debt of the Company or a novation of the Existing Debt, but rather that $117,500,000 aggregate principal amount of the Existing Debt (which constitutes the Continuing Debt) is continued in full force and effect on the terms and conditions set forth in this Agreement. All amounts owing by the Company in respect of the Existing Debt to the extent it has become Continuing Debt by virtue of the Amendment, Restatement and Combination Transactions shall continue to be owing under, and shall after the Restructuring Effective Date be evidenced by, this Agreement and the Notes (without any further action required on the part of any Person), and shall be payable in accordance with this Agreement and the Notes.
SECTION 2. RESTRUCTURING CLOSING.
Section 2.1. Restructuring Effective Date.
Unless the parties hereto otherwise agree, the closing (the “Restructuring Closing”) of the transactions contemplated by this Agreement shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, at 10:00 A.M., Eastern time, on April 23, 2009 (the “Restructuring Effective Date”).

Section 2.2. Issuance of New Notes and Convertible Preferred Stock; Payment.
(a) Subject to the terms and conditions hereof, at the Restructuring Closing, the Company will:
(i) deliver to the Existing Noteholders’ special counsel, Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, on behalf of each Existing Lender and each Existing Noteholder,
(A) one or more new promissory notes in the form of Exhibit 1 hereto (as may be amended, restated, supplemented or modified from time to time, the “Notes”), in the denominations specified opposite the name of each Existing Lender or Existing Noteholder on Schedule A attached hereto (each Existing Lender and Existing Noteholder, in its capacity as a holder of such Notes, being referred to as a “New Noteholder” or a “holder of Notes”), dated as of the Restructuring Effective Date and payable to such New Noteholder or as otherwise indicated on Schedule A hereto;
(B) one or more certificates (as set forth on Schedule A hereto), issued in the name of each New Noteholder (or as otherwise indicated on Schedule A hereto), representing the number of shares of Convertible Preferred Stock specified opposite the name of such New Noteholder on Schedule A attached hereto; and
(ii) pay to each New Noteholder, by wire transfer of immediately available funds to the account identified on Schedule A hereto, the amount specified opposite the name of such New Noteholder on such Schedule (it being understood that the aggregate amount to be paid to all New Noteholders pursuant to this Section 2.2(a)(ii) shall be $25,000,000).
(b) For the avoidance of doubt, the aggregate principal amount of the Notes, the number of shares of Convertible Preferred Stock and the portion of the $25,000,000 payment referred to in Section 2.2(a)(ii), in each case to be issued or paid to a New Noteholder, shall be equal to its ratable share thereof, determined by reference to its ratable share of the Satisfied Existing Debt.
(c) Subject to the terms and conditions hereof, at the Restructuring Closing, each Existing Noteholder will deliver to the Company the Existing Notes identified as held by such Existing Noteholder, if any, on Schedule A-1 hereto (or an affidavit as to the loss of such Existing Notes in the manner prescribed by Section 12.3 of this Agreement).

SECTION 3. CONDITIONS TO RESTRUCTURING CLOSING.
The effectiveness of the Amendment, Restatement and Combination Transactions, and of the Satisfaction Transactions, and the obligations of each Existing Creditor in respect thereof, is subject to the waiver or fulfillment to the satisfaction of each Existing Creditor (as certified, to the extent specified therein, by such Existing Creditor in a certificate substantially in the form attached hereto as Exhibit 3 delivered at the Closing), prior to or at the Restructuring Closing, of the following conditions, and the failure by the Company to satisfy all such conditions (that have not been waived) prior to or at the Restructuring Closing shall relieve the Existing Creditors, at their respective election, of all such obligations:
Section 3.1. Representations and Warranties. The representations and warranties of the Company and the Subsidiary Guarantors in this Agreement, the Amended and Restated Guarantee and the other Financing Documents shall be correct when made and at the time of the Restructuring Closing.
Section 3.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Restructuring Closing, and after giving effect to the Amendment, Restatement and Combination Transactions, and the Satisfaction Transactions, and the grant of the Requested Waivers, no Default or Event of Default shall have occurred and be continuing.
Section 3.3. Compliance Certificates.
(a) Officer’s Certificate. The Company shall have delivered to each Existing Creditor an Officer’s Certificate, in substantially the form attached as Exhibit 3.3(a), dated the Restructuring Effective Date, certifying that the conditions specified in Sections 3.1 (as to the Company), 3.2, 3.9, 3.20(b)(i), 3.20(b)(ii), 3.20(b)(iv), 3.21 and 3.22 have been fulfilled.
(b) Secretary’s Certificate. The Obligors shall have delivered to each Existing Creditor a Secretary’s Certificate, in substantially the form attached as Exhibit 3.3(b), dated the Restructuring Effective Date, certifying as to (i) each Obligor’s Governing Documents (which Governing Documents (or forms thereof) have been previously provided to each of the Existing Creditors), (ii) the resolutions of each Obligor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Financing Documents, the Equity Contribution Documents and the New Loan Agreement Documents, in each case, to which such Obligor is a party and (iii) specimen signatures of the persons authorized to execute such documents on such Obligor’s behalf. Each Existing Creditor shall also have received a copy of the certificate of good standing for each Obligor (dated no earlier than 30 days prior to the Restructuring Effective Date) from the office of the secretary of the state of such Obligor’s organization.
(c) Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to each Existing Creditor an Officer’s Certificate, in substantially the form attached as Exhibit 3.3(c), dated the Restructuring Effective Date, certifying that the condition specified in Section 3.1 (as to such Subsidiary Guarantor) has been fulfilled.

Section 3.4. Opinions of Counsel. Each Existing Creditor shall have received an opinion in form and substance satisfactory to such Existing Creditor, dated the Restructuring Effective Date, from (a) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company and the Subsidiary Guarantors, in substantially the form attached hereto as Exhibit 3.4(a) (and the Company hereby instructs its counsel to deliver such opinion to each Existing Creditor), (b) David Hillman, General Counsel for the Company and the Subsidiary Guarantors, in substantially the form attached hereto as Exhibit 3.4(b) (and the Company hereby instructs its counsel to deliver such opinion to each Existing Creditor), (c) Bingham McCutchen LLP, special counsel to the Existing Noteholders, addressing such matters as the Existing Noteholders may reasonably request and (d) Weissman, Wolff, Bergman, Coleman, Grodin & Evall LLP, local counsel for the Company with respect to the Deed of Trust Modification, in substantially the form attached hereto as Exhibit 3.4(c) (and the Company hereby instructs its counsel to deliver such opinion to each Existing Creditor). In addition, Daugherty, Fowler, Peregrin, Haught & Jensen shall have given oral confirmation, that it will be able to deliver an opinion with respect to the Mortgage Modification in substantially the form attached hereto as Exhibit 3.4(d).
Section 3.5. Amendment and Restatement Permitted by Applicable Law, Etc. On the Restructuring Effective Date the Amendment, Restatement and Combination Transactions, and the Satisfaction Transactions, shall (a) be permitted by the laws and regulations of each jurisdiction to which each Existing Creditor is subject (without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment), (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Existing Creditor to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by any Existing Creditor, such Existing Creditor shall have received an Officer’s Certificate from the Company and each Subsidiary Guarantor certifying as to such matters of fact regarding the Company and its Subsidiaries as such Existing Creditor may reasonably specify to enable such Existing Creditor to determine whether such investment is so permitted.
Section 3.6. Anti-Trust Law Compliance. The applicable waiting period under HSR Act shall have expired and any authorizations, permits or clearances from the Department of Justice and the Federal Trade Commission that are required in connection with the consummation of the New Gores Equity Investment shall have been obtained and each Existing Creditor shall have received evidence of such in form and substance reasonably acceptable to such Existing Creditor.
Section 3.7. Payment of Fees and Expenses. Without limiting the provisions of Section 14.1, the Company shall have paid on or before the Restructuring Effective Date the reasonable fees, charges and disbursements of (a) the Existing Noteholders’ counsel, Bingham McCutchen LLP, and financial advisor, Conway, Del Genio, Gries, & Co., LLC, and (b) Milbank, Tweed, Hadley & McCloy LLP and Capstone Advisory Group, LLC, each to the extent incurred in connection with the transactions contemplated hereby and reflected in a statement of such counsel or financial advisor rendered to the Company at least one Business Day prior to the Restructuring Effective Date.
Section 3.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes and the Convertible Preferred Stock.

Section 3.9. Changes in Corporate Structure. Except as set forth on Schedule 3.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 4.5.
Section 3.10. Amended and Restated Guarantee. The Existing Creditors shall have received a copy of the Amended and Restated Guarantee, dated as of the Restructuring Effective Date, duly executed by the Subsidiary Guarantors in substantially the form of Exhibit 3.10 (the “Amended and Restated Guarantee”), and, as of the Restructuring Effective Date, the Amended and Restated Guarantee shall be in full force and effect.
Section 3.11. Amended and Restated Intercreditor and Collateral Trust Agreement. The Company, the Subsidiary Guarantors, Gores Radio, each other Existing Creditor and the Collateral Trustee shall have duly executed and delivered the Amended and Restated Intercreditor and Collateral Trust Agreement, dated as of the Restructuring Effective Date, in substantially the form of Exhibit 3.11 (as the same may be amended, restated or modified from time to time in accordance with its terms, the “Amended and Restated Intercreditor and Collateral Trust Agreement”) and, as of the Restructuring Effective Date, the Amended and Restated Intercreditor and Collateral Trust Agreement shall be in full force and effect.
Section 3.12. Subordination Agreements.
(a) The Company, the Subsidiary Guarantors, Wells Fargo Foothill, LLC, and each Existing Creditor shall have duly executed and delivered the New Term Loan Subordination Agreement, dated as of the Restructuring Effective Date, in substantially the form of Exhibit 3.12A (as the same may be amended, restated or modified from time to time in accordance with its terms, the “New Term Loan Subordination Agreement”), and, as of the Restructuring Effective Date, the New Term Loan Subordination Agreement shall be in full force and effect.
(b) The Company, the Subsidiary Guarantors, each Gores Party and each Existing Creditor shall have duly executed and delivered the Subordination Agreement, dated as of the Restructuring Effective Date, in substantially the form of Exhibit 3.12B (as the same may be amended, restated or modified from time to time in accordance with its terms, the “Gores Subordination Agreement”), and, as of the Restructuring Effective Date, the Gores Subordination Agreement shall be in full force and effect.
Section 3.13. Amendment to Security Agreement. The Existing Creditors shall have received a copy of the Amendment to Security Agreement, dated as of the Restructuring Effective Date, duly executed by the Company, the Subsidiary Guarantors and the Collateral Trustee in substantially the form of Exhibit 3.13 (the “Security Agreement Amendment”), and, as of the Restructuring Effective Date, the Security Agreement Amendment shall be in full force and effect.

Section 3.14. Amendment to Trademarks Security Agreement. The Existing Creditors shall have received a copy of the Amendment to Trademarks Security Agreement, dated as of the Restructuring Effective Date, duly executed by the Company, Metro Networks Communications, Inc. and the Collateral Trustee in substantially the form of Exhibit 3.14 (the “Amendment to Trademarks Security Agreement”), and, as of the Restructuring Effective Date, the Amendment to Trademarks Security Agreement shall be in full force and effect.
Section 3.15. Deed of Trust Modification (Culver City). The Existing Creditors shall have received a copy of the First Amendment to Shared Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Restructuring Effective Date, duly executed by the Company in substantially the form of Exhibit 3.15A (the “Deed of Trust Modification”), and, as of the Restructuring Effective Date, the Deed of Trust Modification shall be in full force and effect. In addition, the Existing Creditors shall have received (a) such endorsements with respect to the title insurance policy issued in respect of the Deed of Trust modified by the Deed of Trust Modification in substantially the form of Exhibit 3.15B and (b) an estoppel certificate in substantially the form of Exhibit 3.15C with respect to the Parking Agreement (as defined in the Deed of Trust).
Section 3.16. Mortgage and Security Agreement Modifications (Helicopters).
(a) The Existing Creditors shall have received a copy of the Amendment to Mortgage and Security Agreement, dated as of the Restructuring Effective Date, duly executed by the Company and the Collateral Trustee in substantially the form of Exhibit 3.16A (the “Mortgage Modification”), and, as of the Restructuring Effective Date, the Mortgage Modification shall be in full force and effect.
(b) The Existing Creditors shall have received a copy of the Amendment to Mortgage and Security Agreement, dated as of the Restructuring Effective Date, duly executed by the Company and the Collateral Trustee in substantially the form of Exhibit 3.16B (the “April Mortgage Modification”), and, as of the Restructuring Effective Date, the April Mortgage Modification shall be in full force and effect.
Section 3.17. Master Mutual Release Agreement. The Company, the Subsidiary Guarantors, Gores Radio and each other Existing Creditor shall have duly executed and delivered the Master Mutual Release Agreement, dated as of the Restructuring Effective Date, in substantially the form of Exhibit 3.17 (the “Master Mutual Release Agreement”), and, as of the Restructuring Effective Date, the Master Mutual Release Agreement shall be in full force and effect.
Section 3.18. Investor Rights Agreement. Gores Radio, the Company and each other Existing Creditor shall have duly executed and delivered an Investor Rights Agreement, dated as of the Restructuring Effective Date, in substantially the form of Exhibit 3.18 (as the same may be amended, restated or modified from time to time in accordance with its terms, the “Investor Rights Agreement”), and, as of the Restructuring Effective Date, the Investor Rights Agreement shall be in full force and effect.

Section 3.19. Equity Contribution Documents; New Loan Agreement Documents. The Existing Creditors shall have received true and correct copies of the following documents, certified as such by a Responsible Officer of the Company:
(a) the Equity Contribution Documents; and
(b) the New Loan Agreement Documents;
a copy of each which is attached as Exhibit 3.19 and each of which, as of the Restructuring Effective Date, shall be in full force and effect.
Section 3.20. Consummation of the Transaction.
(a) Prior to the Restructuring Effective Date, Gores Radio shall have agreed to purchase (the “Purchase Transaction”) from the Pre-Closing Existing Creditors identified on Schedule A-1 or Schedule A-2, as the case may be, as Pre-Closing Existing Creditors that will sell their Existing Debt, in cash at the Restructuring Closing, the Existing Debt of such Pre-Closing Existing Creditors for an amount in cash equal to (A) in the case of the Existing Noteholders, $0.28 for each $1.00 of the outstanding principal of, and accrued and unpaid interest on, the Existing Notes held by the Existing Noteholders as of the Restructuring Effective Date, and (B) in the case of the Existing Lenders, $0.28 for each $1.00 of the outstanding principal of the Existing Debt held by the Existing Lenders as of the Restructuring Effective Date plus $1.00 for each $1.00 of accrued and unpaid interest on such outstanding principal. The Purchase Transaction shall be consummated immediately prior to the Restructuring Closing. Gores Radio and each other Existing Lender hereby agrees that it shall be deemed to have consented to the transfer of any Revolving Credit Commitment (as such term is defined in the Existing Credit Agreement) or Loans (as such term is defined in the Existing Credit Agreement) to Gores Radio by any Pre-Closing Existing Lender to the Existing Credit Agreement.
(b) On the Restructuring Effective Date, (i) the full amount of the New Term Loan shall be advanced to the Company under the New Loan Agreement, (ii) the Company shall be able to satisfy all conditions to borrowing in respect of the New Revolver (regardless of whether it actually borrows thereunder on the Restructuring Effective Date), (iii) Gores Radio shall consummate the Purchase Transaction, (iv) Gores Radio shall purchase Convertible Preferred Stock from the Company for $25,000,000 (the “New Gores Equity Investment”) and (v) the Company shall pay a fee to the Existing Credit Agreement Administrative Agent in the amount specified in the Administrative Agent Letter and the Existing Creditors shall have received a copy of such Administrative Agent Letter on or prior to the Restructuring Effective Date.
(c) On the Restructuring Effective Date, immediately prior to the consummation of the Purchase Transaction, the Company will pay to the Existing Lenders all accrued and unpaid interest on the Existing Debt held by them.

Section 3.21. Adverse Change; Approvals.
(a) Since the date of this Agreement, nothing shall have occurred which has had, or could reasonably be expected to have a Material Adverse Effect.
(b) On or prior to the Restructuring Effective Date, all necessary governmental and material third party approvals and/or consents (if any) in connection with the Transaction, the other transactions contemplated hereby and the continuation of Liens under the Financing Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Financing Documents or otherwise referred to herein or therein.
Section 3.22. Litigation.
(a) There shall be no actions, suits or proceedings pending or threatened in writing with respect to the Transaction, this Agreement or any other Financing Document.
(b) There shall not exist any judgment, order, injunction or other restraint issued or filed, or a hearing seeking injunctive relief or other restraint pending or notified, prohibiting or imposing materially adverse conditions upon the Transaction.
Section 3.23. Administrative Agent Letter. Each Existing Noteholder shall have received a copy of the Administrative Agent Letter, provided that each Existing Noteholder agrees not to disclose the terms or substance of such Administrative Agent Letter to any Person other than its officers, directors, employees, counsel and financial advisor on a confidential basis.
Section 3.24. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Existing Creditor and its counsel, and each Existing Creditor and its counsel shall have received copies of all such counterpart originals or certified or other copies of such documents as such Existing Creditor or its counsel may reasonably request.
SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each Existing Creditor that:
Section 4.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

Section 4.2. Authorization, Etc.
(a) This Agreement, the Notes and the other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each other Transaction Document to which the Company is a party will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) The Amended and Restated Guarantee and the other Transaction Documents to which the Subsidiary Guarantors are a party have been duly authorized by all necessary corporate or other action on the part of each Subsidiary Guarantor, and upon the execution and delivery thereof the Amended and Restated Guarantee and each such other Transaction Document will constitute a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.3. Disclosure. The Transaction Documents and the certificates or other writings delivered in connection with the Satisfaction Transactions to each Existing Creditor by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 4.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that the Company makes no representation or warranty as to the accuracy of the projections except to the extent provided in Section 4.5(b)).
Section 4.4. Organization and Ownership of Shares of Subsidiaries.
(a) Schedule 4.4 is a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its outstanding Equity Interests owned by the Company and each other Subsidiary.
(b) All of the outstanding Equity Interests of each Subsidiary shown in Schedule 4.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except for Liens created by the Security Documents, transfer restrictions imposed by relevant state or federal securities laws, non-consensual Liens permitted under Section 9.5 arising by operation of law or as otherwise disclosed in Schedule 4.4).

(c) Each Subsidiary identified in Schedule 4.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
Section 4.5. Financial Statements; Projections.
(a) The Company has delivered to each Existing Creditor copies of the consolidated financial statements of the Company listed on Schedule 4.5. All of said financial statements (including, without limitation, in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).
(b) The projections that were prepared by or on behalf of the Company in connection with the Transaction and delivered to the Existing Creditors on March 20, 2009 were prepared in good faith and are based on assumptions and information believed by the Company to be reasonable at the time such projections were prepared.
Section 4.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company and the Subsidiary Guarantors of this Agreement and each of the other Transaction Documents to which they are parties will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any (i) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected (other than Liens created pursuant to the Security Documents), or (ii) corporate charter or by-laws of the Company or a Subsidiary, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) except with respect to Federal Communications Commission licenses held by the Company and its Subsidiaries (the “FCC Licenses”), violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 4.7. Governmental Authorizations, Etc. Assuming the representations of each of the Existing Creditors in Section 5 are correct, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the other Transaction Documents and the consummation of the Transaction, except for (i) notification filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) with the United States Department of Justice and the Federal Trade Commission, (ii) filings or notifications pursuant to Rule 14f-1 of the Exchange Act, (iii) filings of appropriate counterparts of this Agreement and other information as required by applicable foreign, Federal and state securities law, (iv) with respect to FCC Licenses, filings with, and consents from, the Federal Communications Commission in connection with a transfer of control and (v) all filings and other actions contemplated by the Security Documents.
Section 4.8. Litigation; Observance of Statutes and Orders.
(a) Except as disclosed in Schedule 4.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 4.9. Taxes. The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2004.

Section 4.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such Material properties reflected in the most recent audited balance sheet referred to in Section 4.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.
Section 4.11. Licenses, Permits, Etc. Except as disclosed in Schedule 4.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto (the “Intellectual Property”), that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect.
Section 4.12. Compliance with ERISA.
(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability, penalty or excise tax by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA such penalty or excise tax provisions, section 412 or 436 of the Code or section 4068 of ERISA, other than such liabilities, penalties or excise taxes or Liens as would not be individually or in the aggregate Material.
(b) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
Section 4.13. Use of Proceeds; Margin Regulations. Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the term “margin stock” shall have the meaning assigned to it in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

Section 4.14. Outstanding Debt. Upon the effectiveness of the Amendment, Restatement and Combination Transactions, and of the Satisfaction Transactions, neither the Company nor any of its Subsidiaries will have any Debt other than Capital Leases, Debt outstanding under the Financing Documents and Debt under the New Loan Agreement Documents.
Section 4.15. Status under Certain Statutes.
(a) Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
(b) The Company is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Debt.
(c) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the knowledge of the Company engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
Section 4.16. Environmental Matters. Other than exceptions to any of the following that could not, individually or in any aggregation, reasonably be expected to give rise to a Material Adverse Effect (a) the Company and its Restricted Subsidiaries comply and have complied with all applicable Environmental Laws, and possess and comply with and have possessed and complied with all Environmental Permits required under such laws, (b) there are no past, present or anticipated future events, conditions, circumstances, practices, plans or legal requirements that, to its knowledge, could prevent or materially increase the burden on the Company and its Restricted Subsidiaries of compliance with applicable Environmental Laws or of obtaining, renewing or complying with all Environmental Permits required under such laws, (c) the Company and its Restricted Subsidiaries have received no notice of any violation of, or potential liability under, any Environmental Law and (d) to the Company’s knowledge, there are and have been no Materials of Environmental Concern released or disposed of at any property owned or operated, or otherwise used for disposal by the Company or any of its Restricted Subsidiaries now or in the past that could give rise to liability of the Company or any of its Restricted Subsidiaries under any Environmental Law.

Section 4.17. Perfection and Priority of Liens. As of the Restructuring Effective Date, the provisions of the Security Documents are effective to create in favor of the Collateral Trustee on behalf of the Existing Creditors a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 9.5) on all right, title and interest of the respective Obligors in the Collateral (other than Excluded Perfection Assets) described therein except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for filings completed prior to the Restructuring Closing and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or maintain the perfection and priority of such Liens in the Collateral (other than the Excluded Perfection Assets).
Section 4.18. No Default. Immediately following the Restructuring Effective Date, the Company will not, nor will any of its Restricted Subsidiaries, be in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.
Section 4.19. Payment to Existing Credit Agreement Administrative Agent; Fees. The amount of consideration paid by the Company, its Subsidiaries and Gores to the Existing Credit Agreement Administrative Agent on or before the Restructuring Effective Date, in connection with the Transaction, will not exceed the amount specified in the Administrative Agent Letter. In addition, other than the reimbursement of expenses pursuant to the Fee Letters or as disclosed in Schedule 4.19 or in a funds flow memorandum delivered to each New Noteholder prior to the consummation of the Satisfaction Transactions, neither the Company, nor any Subsidiary, has paid (or promised to pay) any fee or any other direct or indirect compensation to any Existing Creditor, any Pre-Closing Existing Creditor, any financial or legal advisor to the Company or any Subsidiary, or Wells Fargo Foothill, LLC (or any of their respective Affiliates) in connection with the Transaction other than as contemplated by the Transaction Documents.
SECTION 5. REPRESENTATIONS OF THE EXISTING CREDITORS.
Each Existing Creditor represents that it is acquiring the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to a distribution that would require registration of the Notes under the Securities Act, provided that the disposition of such Existing Creditor’s or such pension or trust fund’s property shall at all times be within such Existing Creditor’s or such pension or trust fund’s control. Each Existing Creditor represents that it is (and each separate account for which it may be acting is) an “accredited investor” described in Sections (1), (2), (3) or (7) of Rule 501(a) of Regulation D of the Securities Act and that it has the ability to evaluate the merits and risks of the continuing investment in the Notes and the Amended and Restated Guarantee and the ability to assume the economic risks involved in such an investment. Each Existing Creditor understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required, and does not intend, to register the Notes. Each Existing Creditor acknowledges that each Note will contain a legend to the foregoing effect and agrees that it will only transfer such Notes in accordance with the transfer restrictions set forth in such legend.

SECTION 6. INFORMATION AS TO COMPANY.
Section 6.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
(a) Monthly Reporting - within 30 days after the end of each fiscal month of the Company, a copy of:
(i) an unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such month, and
(ii) the unaudited consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, setting forth in each case in comparative form the figures for the corresponding fiscal month in the previous fiscal year, all in reasonable detail.
(b) Quarterly Statements - within 50 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), a copy of:
(i) an unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and
(ii) the unaudited consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter (including an explanation of any adjustments to such statements that will be necessary in order to compute Consolidated Net Income in accordance with clause (b) of the definition of such term), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(b);
(c) Annual Statements - within 90 days after the end of each fiscal year of the Company, a copy of:
(i) a consolidated balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year, and

(ii) the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, for such year (including an explanation of any adjustments to such statements that will be necessary in order to compute Consolidated Net Income in accordance with clause (b) of the definition of such term), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(c);
(d) promptly after their becoming available, one copy, by email or other electronic transmission, of (i) each financial statement, report (other than those already delivered pursuant to Section 6.1(a), (b) and (c)), notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report (other than those already delivered pursuant to Section 6.1(a), (b) and (c)), each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;
(e) Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(f) ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(g) Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations under the Financing Documents as from time to time may be reasonably requested by any such holder of Notes;
(h) Documents Delivered Under New Loan Agreement - simultaneously with the delivery thereof to the administrative agent under the New Loan Agreement, a copy of each report, notice or similar document delivered under the New Loan Agreement (excluding (i) monthly, quarterly and annual financial statements and other documents that are required by the terms of this Section 6.1 to be delivered to such holder and (ii) information relating to pricing and borrowing availability under the New Loan Agreement);
(i) [RESERVED]
(j) Operating and Cash Flow Budgets - on or before February 15th of each year, commencing on February 15, 2010, (i) the annual budget of the Company and its Restricted Subsidiaries, as approved by its board of directors, for the Company’s fiscal year beginning on the preceding January 1st and (ii) a forecast of the projected consolidated cash flows of the Company and its Restricted Subsidiaries for such fiscal year, broken down by calendar month, with a month by month comparison to the previous fiscal year of the Company, such budget and forecast to be in reasonable detail; and
(k) Interest Payment Information - on each Interest Payment Date, a statement as to the aggregate amount of the Capitalized Interest Amounts that have been added to the principal amount of such Note immediately after giving effect to the Capitalized Interest Amount to be added to such principal amount on such date.

Section 6.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 6.1(a), Section 6.1(b) or Section 6.1(c) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a) Covenant Compliance - in the case of the financial statements delivered pursuant to Section 6.1(b) or 6.1(c), the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 9.3 through Section 9.7 and Section 9.10 on the date of the balance sheet included in the statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum ratio permissible under the terms of such Section, and the calculation of the ratio then in existence); and
(b) Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the monthly, quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
Section 6.3. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
(a) No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 6.4. Monthly Teleconference. On the fifth Business Day of each month (the “Reporting Month”) (or at such other date and time as shall be mutually agreed between the Required Holders and the Company), the Company will, at its expense, host a telephone conference during normal business hours in which all of the New Noteholders may participate. The Company will distribute appropriate dial-in information, by email or other electronic transmission, to all New Noteholders at least three Business Days in advance of such telephone conference. During such telephone conference, the Company will give a presentation, in reasonable detail, regarding the Company’s important operational and financial developments during the second to last month immediately preceding the Reporting Month (including any material developments with respect to agreements with radio station affiliates of, or providers of programming to, the Company and its Subsidiaries and any significant deviations from the budget referred to in Section 6.1(j)) and its projected performance during the 12 month period following such month, and will respond to questions from the New Noteholders.
SECTION 7. INTEREST; PREPAYMENT OF THE NOTES.
Section 7.1. Interest.
(a) Interest Rate and Payments. Subject to Section 7.1(c), interest payable on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months on the unpaid principal balance thereof from the date of each such Note at the rate of 15% per annum and shall be payable, in arrears, quarterly on the last day of each March, June, September and December and on the maturity date of the Notes (each an “Interest Payment Date”) in each year, commencing on June 30, 2009, until the principal amount thereof has been paid. Notwithstanding the foregoing, interest on the Notes issued to the Pre-Closing Existing Noteholders on the Restructuring Effective Date will accrue interest from April 1, 2009.
(b) Capitalized Interest Amount. On each Interest Payment Date (other than the scheduled maturity date of the Notes or the date on which all the Notes become due and payable), in lieu of making the entire interest payment due on a Note in cash, the Company shall:
(i) pay in cash on such Interest Payment Date that portion of the interest accrued on the outstanding principal amount of such Note which would have accrued if the rate of interest on the Notes were ten percent (10%) per annum (or, in the event that interest shall at such time be accruing at a higher rate by operation of Section 7.1(c) or Section 7.1(d), such higher rate minus five (5) percentage points); and
(ii) add to the outstanding principal amount of such Note on such Interest Payment Date the portion of accrued interest which is not paid in cash pursuant to the immediately preceding clause (i) (each such addition with respect to any Note, a “Capitalized Interest Amount”).
The Company shall deliver the statement referred to in Section 6.1(k) on each Interest Payment Date. Once added to the principal amount of a Note, a Capitalized Interest Amount shall be considered principal for all purposes, and shall bear interest and be payable in accordance with this Section 7.

(c) Increase in Interest Rate; Event of Default. Upon the occurrence of an Event of Default, the outstanding principal amount of the Notes shall thereafter bear interest to, but excluding, the date when no Event of Default shall be continuing, at a rate per annum equal to the lesser of:
(i) the Maximum Legal Rate of Interest; and
(ii) seventeen percent (17%).
(d) Interest and Other Amounts. Any overdue payment of interest on the outstanding principal amount of any Notes, and any other overdue amount payable in accordance with the terms of the Financing Documents (regardless of whether the failure to make such payment constitutes an Event of Default), shall bear interest, payable on demand, for each day from and including the date payment thereof was due to the date of actual payment, at a rate per annum equal to the lesser of
(i) the Maximum Legal Rate of Interest, and
(ii) seventeen percent (17%).
This Section 7.1(d) shall not apply at any time when Section 7.1(c) shall be applicable.
Section 7.2. Payment at Maturity. As provided therein, the entire unpaid principal amount of the Notes shall be due and payable on the stated maturity date thereof.
Section 7.3. Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment (except any partial prepayment arising from a sale or disposition pursuant to Section 9.9(a) or Section 9.9(e) as to which such minimum amount limitation shall not apply), at 100% of the principal amount so prepaid, together with interest accrued thereon to, but excluding, the date of such prepayment, but without any penalty or premium. The Company will give each holder of Notes written notice of each optional prepayment under this Section 7.3 not less than 5 days and not more than 30 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.6), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 7.4. Prepayment of Notes Upon a Change of Control.
(a) Required Prepayment of Notes. In the event of a Change of Control (or a “Change of Control”, as such term is defined in the New Loan Agreement) the Company shall prepay, in accordance with and subject to this Section 7.4, all, but not less than all, of the Notes held by each holder on the earlier of the second Business Day after the Change in Control or the date of repayment or prepayment of any other Debt of the Company and its Subsidiaries required to be prepaid or repaid in connection with such Change of Control (the “Change of Control Prepayment Date”).
(b) Terms of Prepayment. Prepayment of the Notes pursuant to this Section 7.4 shall be at 100% of the principal amount of the Notes, together with accrued and unpaid interest thereon to, but excluding, the Change of Control Prepayment Date. The prepayment shall be made on the Change of Control Prepayment Date.
Section 7.5. Prepayment Under Amended and Restated Intercreditor and Collateral Trust Agreement. The Notes shall be subject to prepayment as provided in Section 4.1 of the Amended and Restated Intercreditor and Collateral Trust Agreement.
Section 7.6. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
Section 7.7. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 7, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to, but excluding, such date, but without payment of any penalty or premium. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 7.8. Purchase of Notes. The Company will not and will not permit any Affiliate (other than Gores) to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate (other than Gores) pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
SECTION 8. AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
Section 8.1. Compliance with Law. The Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

Section 8.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 8.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.
Section 8.4. Payment of Taxes. The Company will, and will cause each of its Restricted Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Restricted Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes and assessments individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 8.5. Corporate Existence, Etc. Except as permitted by Section 9.2, the Company will at all times preserve and keep in full force and effect its corporate existence and the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.

Section 8.6. Additional Guarantors. With respect to any Person that, subsequent to the date of the Restructuring Closing, becomes a Restricted Subsidiary, the Company shall cause such new Restricted Subsidiary to become a party to the Amended and Restated Guarantee, within 10 Business Days after so becoming a Restricted Subsidiary, pursuant to a joinder agreement which is in the form of Annex I to the Amended and Restated Guarantee and will provide notice to each holder of Notes within five (5) Business Days of such Subsidiary entering into a joinder agreement that such joinder agreement is being delivered and will also refer to this Section 8.6 and the rights of the holders to receive an opinion with respect to such joinder agreement and will give the holders 10 Business Days to request such opinion; and, if requested by the Required Holders, deliver to the holders of the Notes legal opinions relating to such documentation, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Required Holders. In addition, such Person will grant a security interest in its assets to the same extent as the other Subsidiary Guarantors and, in furtherance thereof, will execute each applicable Security Document to which the other Subsidiary Guarantors are parties (or a joinder thereto).
Section 8.7. Sale of Culver City. The Company will use reasonable efforts to consummate a Sale-Leaseback Transaction, on terms reasonably acceptable to the Required Holders (it being understood that the Required Holders hereby consent to terms of the Sale-Leaseback Transaction so long as such terms are not materially less favorable to the Company than the terms set forth on Schedule 8.7), with respect to Culver City as promptly as practicable after the Restructuring Closing.
Section 8.8. Further Assurances.
(a) The Company will, and will cause each of its Subsidiary Guarantors to, maintain with respect to the Collateral owned or held by it the security interests created by the Security Documents as perfected security interests having at least the priorities described therein and in this Agreement and defend such security interests against the claims and demands of all Persons whomsoever. Without limiting the generality of the foregoing, except as otherwise permitted under the Security Documents or under this Agreement, the Company will not, and will not permit any Subsidiary Guarantor to, (i) file or authorize to be filed, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Trustee is not named as the sole secured party for the benefit of the Secured Parties, or (ii) cause or permit any Person other than the Collateral Trustee to have “control” (within the meaning of Sections 9-104, 9-105, 9-106 or 9-107 of the New York Uniform Commercial Code) over any part of the Collateral.
(b) The Company will, and will cause each of its Subsidiary Guarantors to, furnish to the holders of the Notes and the Collateral Trustee from time to time statements and schedules identifying and describing its property and such other reports in connection with the Collateral as the Required Holders or the Collateral Trustee may reasonably request, all in reasonable detail; provided that, so long as no Event of Default shall have occurred and be continuing, only two such requests shall be permitted in any calendar year.

(c) The Company will, and will cause each of its Subsidiary Guarantors to, at any time and from time to time, and at its sole expense, promptly and duly execute and deliver, and have recorded, such instruments and documents and take such further actions as shall be necessary or as shall be reasonably requested by the Required Holders or the Collateral Trustee to obtain or preserve the full benefits of the Security Documents and the rights and powers therein granted, including the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created under the Security Documents with respect to the Collateral owned or held by any of them.
(d) Upon consummation of the Sale-Leaseback Transaction with respect to Culver City referred to in Section 8.7, or if it shall acquire any real property interest, including improvements, having a fair market value (as reasonably determined by the Company in good faith) of $1,000,000 or more (or shall make improvements upon any existing real property interest resulting in the fair market value (as reasonably determined by the Company in good faith) of such interest together with such improvements being equal to $1,000,000 or more), then (subject, in the case of any such interest that is a leasehold interest, to the delivery by the relevant landlord(s) of any required landlord consent) the Company or any of its Subsidiary Guarantors, as the case may be, will execute and deliver in favor of the Collateral Trustee a mortgage, deed of trust or deed to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) pursuant to which it will create a Lien upon the Company’s leasehold interest in Culver City or such other real property interests (and improvements), as the case may be, in favor of the Collateral Trustee for the benefit of the Secured Parties as collateral security for the “Secured Obligations” (as defined in the Amended and Restated Intercreditor and Collateral Trust Agreement), and will deliver (or, or in case of landlords’ consents, will use its commercially reasonable efforts to cause the relevant landlord(s) to deliver) such opinions of counsel, landlords’ consents, surveys and title insurance policies as the Required Holders or the Collateral Trustee shall reasonably request in connection therewith.
SECTION 9. NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
Section 9.1. Transactions with Affiliates. The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or any Restricted Subsidiary), except (i) payment of the Permitted Glendon/Affiliate Payments, (ii) payments made to Gores in respect of the Notes held by Gores, (iii) Guaranties by Gores or other contingent obligations of Gores in respect of obligations of the Company or any

Subsidiary, (iv) payments made to Gores in respect of Debt, if any, held by Gores under the New Loan Agreement or other obligations owing to Gores in respect of the New Loan Agreement (subject, for the avoidance of doubt, to the Gores Subordination Agreement), (v) payments made to Gores arising out of a Sale-Leaseback Transaction with respect to Culver City, but only if Gores is the purchaser of Culver City and such Sale-Leaseback Transaction complies with the terms set forth in Schedule 8.7 or in clause (vi) of this Section 9.1 and (vi) pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 9.2. Merger, Consolidation, Etc. Except to the extent permitted by Section 9.6, the Company shall not, nor shall it permit any Restricted Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (provided that a Subsidiary may merge into the Company or a Subsidiary Guarantor). Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any Restricted Subsidiary to, consolidate, merge, transfer or lease the Metro Division or the Network Division into or to any Person (other than the Company or another Restricted Subsidiary that is a wholly-owned Domestic Subsidiary).
Section 9.3. Maintenance of Senior Debt Leverage Ratio. The Company will not permit the Senior Debt Leverage Ratio as of any date specified below to be greater than the ratio set forth opposite such date:

Date	Ratio
December 31, 2009	6.25 to 1.0
March 31, 2010	6.00 to 1.0
June 30, 2010	5.50 to 1.0
September 30, 2010	5.00 to 1.0
December 31, 2010	4.50 to 1.0
March 31, 2011	4.25 to 1.0
June 30, 2011	4.00 to 1.0
September 30, 2011	3.75 to 1.0
December 31, 2011	3.50 to 1.0
March 31, 2012	3.50 to 1.0
June 30, 2012	3.50 to 1.0

Section 9.4. Limitation on Debt. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Debt other than:
(a) Debt under the Financing Documents;
(b) Debt in respect of Capital Leases and purchase money obligations listed in Schedule 9.4, a Capital Lease, if any, arising out of the Sale-Leaseback Transaction with respect to Culver City referred to in Section 8.7, and additional Capital Leases and purchase money obligations in an aggregate amount not to exceed $1,000,000 at any time, and any refinancings, renewals, refundings or extensions thereof (provided (i) that the principal amount of such Debt shall not be increased except in each case by an amount equal to the fees and expenses incurred in connection therewith and (ii) the terms of such Debt are no less favorable (other than terms relating to interest, prepayment premiums, fees, the amount, timing or computation of payments and other similar economic terms), taken as a whole, than those of the Debt being refinanced, renewed, refunded or extended);
(c) Debt evidenced by the New Loan Agreement Documents (but only if (i) it is not secured by any property of the Company or any Restricted Subsidiary (except to the extent provided in Section 9.5(j)) and (ii) the aggregate amount of such Debt does not exceed the Permitted Amounts), and any refinancings, refundings, renewals or extensions thereof; provided that any such refinancing, refunding, renewal or extension shall be effected in compliance with the terms of the New Term Loan Subordination Agreement and the Gores Subordination Agreement and the aggregate amount of such Debt so refinanced, renewed or extended does not exceed the Permitted Amounts;
(d) other unsecured Debt of the Company and the Restricted Subsidiaries in an aggregate principal amount not exceeding $1,000,000 at any time outstanding;
(e) Debt of the Company to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor; and
(f) Debt in respect of the Sale-Leaseback Transaction described in Section 8.7.
Section 9.5. Limitation on Liens. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings, provided that, if contested, adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against the Company or any of its Restricted Subsidiaries with respect to which the Company or such Restricted Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review in good faith and by proper proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (or letters of credit to secure any of the foregoing but, for the avoidance of doubt and subject to Section 9.5(j), excluding deposits or other Liens to secure any reimbursement obligations under such letters of credit) and other obligations of a like nature, in each case incurred in the ordinary course of business and not securing debt for money borrowed;
(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business taken as a whole of the Company or such Restricted Subsidiary;
(f) Liens created pursuant to the Security Documents;
(g) Liens in existence on the date hereof listed on Schedule 9.5 and Liens securing any refinancings, refundings, renewals or extensions of Debt secured by such Liens outstanding on the date hereof, provided that no such Lien is spread to cover any additional property after the date of Closing and that the amount of Debt secured by any such Lien is not increased (by an amount greater than costs associated with any such refinancing, refunding, renewals or extensions);
(h) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing only amounts owing to such bank with respect to cash management and operating account arrangements, including, without limitation, those involving pooled accounts and netting arrangements (but in no event securing Debt);
(i) Liens in respect of Debt not in existence on the date hereof permitted by Section 9.4(b) so long as (i) the aggregate amount of such Debt does not exceed $1,000,000 at any time (subject to increase in accordance with clause (i) of the proviso to Section 9.4(b)), (ii) any such Lien attaches only to the property that is purchased or acquired and the proceeds thereof, and (iii) such Lien only secures the Debt incurred to purchase or acquire such asset and refinancings or replacements thereof not in excess of the amount outstanding at the time of such refinancing or replacement (subject to increase in accordance with clause (i) of the proviso of Section 9.4(b));

(j) Liens on cash securing reimbursement obligations in respect of letters of credit issued under the New Loan Agreement so long as all such cash has been provided by Gores by means of a capital contribution to, or purchase of Equity Interests in, the Company, or by means of Letter of Credit Collateralization (as defined in the Gores Subordination Agreement), the claims or subrogation claims in respect of which are subordinated to all Senior Debt (as defined in the Gores Subordination Agreement) to the same extent as all other Subordinated Debt (as defined in the Gores Subordination Agreement) is subordinated to such Senior Debt (except that any such cash not required to secure such reimbursement obligations may be repaid to Gores at any time as contemplated by the Gores Subordination Agreement), in each case made at or about the same time as such Liens are created; and
(k) other Liens not otherwise permitted by clauses (a) through (j) of this Section 9.5, provided that (i) in the case of Liens securing Debt, the aggregate principal or face amount secured thereby, and (ii) in the case of Liens securing obligations (other than Debt), the aggregate amount secured thereby, does not, in the case of clause (i) and clause (ii), exceed $500,000 in the aggregate at any time.
Section 9.6. Limitation on Investments. The Company will not, nor will it permit any Restricted Subsidiary to, make or hold any Investments, except;
(a) Investments held by the Company and its Restricted Subsidiaries in the form of cash and Cash Equivalents;
(b) (i) Investments by the Company and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof and (ii) additional Investments by the Company and its Restricted Subsidiaries in any Restricted Subsidiary;
(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d) Investments in existence as of the Restructuring Effective Date and set forth on Schedule 9.6(d);
(e) Investments set forth on Schedule 9.6(e), plus, for the avoidance of doubt, any amount applicable to acquisition costs of such Investment in accordance with Section 9.6(f); and
(f) Investments to acquire a majority of the Equity Interests in any Person, or an Investment of the type described in clause (c) of the definition of such term, not to exceed $5,000,000 in any calendar year so long as the aggregate amount of such Investments made pursuant to this clause (f) and the aggregate amount of Capital Expenditures made in accordance with Section 9.10 do not exceed $15,000,000 in such year.

Section 9.7. Restricted Payments. The Company shall not, nor shall it permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except for:
(a) any such Restricted Payment paid solely to the Company or a wholly-owned Restricted Subsidiary; and
(b) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Company may repurchase its Equity Interests owned by employees of the Company or its Subsidiaries or make payments to employees of the Company or its Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $250,000 in any fiscal year.
Section 9.8. Line of Business. The Company will not and will not permit any Restricted Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the Restructuring Effective Date.
Section 9.9. Limitation on Sale of Assets. The Company will not, and will not permit any Restricted Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, notes receivables, account receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any of such Restricted Subsidiary’s Equity Interests to any Person other than the Company or any wholly owned Restricted Subsidiary, except:
(a) (i) the sale or other disposition of inventory (and other similar property) in the ordinary course of business and (ii) sales or other dispositions of obsolete and worn out property, and property not used or useful in the business of the Company or any Restricted Subsidiary, provided that to the extent that the net cash proceeds of such sale or disposition of obsolete and worn out property, and property not used or useful in the Company’s business, exceeds $100,000 in any calendar year, the Company shall apply such excess to prepayment of the Notes pursuant to Section 7.3 hereof and Section 4.1 of the Amended and Restated Intercreditor and Collateral Trust Agreement (it being understood that sales of subsidiaries and/or material lines of business shall not be permitted under this clause (a));
(b) the sale of Culver City in accordance with Section 8.7 (it being understood, for the avoidance of doubt and notwithstanding any provision of any Transaction Document to the contrary, that the proceeds of such sale may be re-invested by the Company in its business and need not be applied to repay the Notes);

(c) the sale or other disposition of cash or Cash Equivalents;
(d) Permitted Library Assets Transactions; and
(e) sale of assets set forth on Schedule 9.9(e), provided that, promptly upon receipt thereof, the Company shall apply 50% of the net cash proceeds of any such asset sale to prepay the Notes pursuant to Section 7.3 hereof.
Notwithstanding anything to the contrary contained herein or in any other Financing Document, each New Noteholder hereby authorizes and directs the Collateral Trustee to release its Lien created under the Security Document on any assets sold in a transaction permitted under this Agreement provided that any such release in respect of Permitted Library Assets Transactions shall be limited to interests of third parties in revenue and/or profit sharing arrangements (and other similar arrangements) with respect to revenue and/or profits generated by Library Assets.
Section 9.10. Capital Expenditures; Acquisitions. The Company will not, and will not permit any Restricted Subsidiary to, make any Capital Expenditures, except that during any calendar year, the Company and its Restricted Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures together with the aggregate amount of any Investments made pursuant to Section 9.6(f) does not exceed $15,000,000 in any calendar year.
Section 9.11. Limitation on Amendments to New Loan Agreement Documents. The Company will not amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of the New Loan Agreement Documents, or enter into any documents in connection with any refinancing, refunding, renewal or extension thereof (or successive refinancings, refundings, renewals, or extensions thereof) in violation of the terms of the New Term Loan Subordination Agreement or the Gores Subordination Agreement.
Section 9.12. No Unrestricted Subsidiaries. Notwithstanding any other provision hereof, all Subsidiaries of the Company shall be Restricted Subsidiaries that are Domestic Subsidiaries.
Section 9.13. Restrictive Agreements. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Transaction Documents and the New Loan Agreement Documents) that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Restricted Subsidiary or to guarantee Debt of the Company or any Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (iii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (iv) any holder of a Lien permitted by Section 9.5 restricting the transfer of the property subject thereto; (v) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted hereunder pending the consummation of such sale; (vi) any agreement (including, without limitation, with respect to Debt or a Lien permitted to be incurred hereunder) in effect at the time a Subsidiary becomes a Subsidiary Guarantor, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary Guarantor; (vii) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements, as in effect on the Restructuring Effective Date, that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; or (viii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Transaction Documents or the New Loan Agreement Documents; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
SECTION 10. EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) the Company defaults in the payment of any principal of any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c) the Company defaults in the performance of or compliance with any term contained in Sections 8.6, 8.8 or 9; or
(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 10) or any other Financing Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 10); or
(e) a default shall occur in the observance or performance of any covenant or agreement contained in the Amended and Restated Guarantee by a Subsidiary Guarantor or any other Financing Document to which such Subsidiary Guarantor is a party and such default shall continue beyond the period of grace, if any, allowed with respect thereto or the Amended and Restated Guarantee or any other Financing Document to which such Subsidiary Guarantor is a party shall cease to be in full force and effect for any reason whatsoever (other than termination in accordance with its terms), including, without limitation, a determination by any governmental body or court that such agreement is invalid, void or unenforceable against a Subsidiary Guarantor, or such Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Amended and Restated Guarantee or any other Financing Document to which it is a party; or

(f) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, in the Amended and Restated Guarantee or in any other Financing Document, or in any certificate or other document furnished in connection with satisfying the conditions to effectiveness of the Amendment, Restatement and Combination Transactions or the Satisfaction Transactions or in connection with any amendment, waiver, consent or similar action in respect of any Transaction Document, proves to have been false or incorrect in any material respect on the date as of which made; or
(g) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Debt outstanding under the New Loan Agreement, or any Debt that is outstanding in an aggregate principal amount of at least $1,000,000, beyond any period of grace provided with respect thereto, (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of the New Loan Agreement or of any evidence of Debt in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition the Debt outstanding under the New Loan Agreement or such other Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (iii) as a consequence of the occurrence or continuation of any event or condition (other than (A) the passage of time, (B) the right of the holder of Debt to convert such Debt into equity interests or (C) any casualty or condemnation event), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay the Debt outstanding under the New Loan Agreement, or other Debt in an aggregate outstanding principal amount of at least $1,000,000, before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Debt (it being understood that this clause (iii) shall not apply to any such purchase or repayment obligation or right arising under the New Loan Agreement to the extent that it relates to an amount not more than an amount required to be paid in respect of the Notes hereunder (but for the waiver referred to below) and the requirement for the application of such amount to payment of the Notes has been waived by all applicable New Noteholders in a written waiver that (x) is executed at or about the time such purchase or repayment obligation or right arises and (y) refers to the specific provision of this Agreement that is being waived and the amount to which such waiver relates; provided that, no waiver or purported waiver of any right to prepayment shall be effective unless it meets the criteria set forth in clauses (x) and (y)); or

(h) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(j) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (to the extent not paid or covered by insurance of a solvent insurance company which has not denied responsibility) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal; or
(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 10(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA; or

(l) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required therein or in this Agreement) in favor of the Collateral Trustee, free and clear of all other Liens (other than Liens permitted under Section 9.5 or under the Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor.
SECTION 11. REMEDIES ON DEFAULT, ETC.
Section 11.1. Acceleration.
(a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 10 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c) If any Event of Default described in paragraph (a) or (b) of Section 10 has occurred and is continuing, any two or more holders of Notes (other than Gores) holding in the aggregate at least fifteen percent (15%) of the aggregate principal amount of the Notes at the time outstanding (exclusive of the Notes held by Gores) affected by such Event of Default may at any time, at their option, by notice or notices to the Company, declare all the Notes held by them to be immediately due and payable.
Upon any Note’s becoming due and payable under this Section 11.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
Section 11.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 11.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise; provided, however, that no action may be taken in respect of the Security Documents without the consent of the holders of the required percentage of the aggregate principal amount of the Notes, as specified in the Amended and Restated Intercreditor and Collateral Trust Agreement.

Section 11.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 11.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal in accordance with Section 7.1, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 11.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 11.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 14, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 11, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
SECTION 12. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 12.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 12.2. Transfer and Exchange of Notes.
(a) Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof) the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been last paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000.
(b) Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to have represented that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation (which representation may be made in reliance on such information provided by the Company) to the effect that at least one of the following statements is an accurate representation as to each source of funds used by such holder to acquire such Note (the “Source”):
(i) the Source was an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such transferee most recently filed with such transferee’s state of domicile; or
(ii) the Source was either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991), and no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iii) the Source constituted assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), and (A) no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed (1) 20% of the total client assets managed by such QPAM, or (2) 10% of the assets of such investment fund, (B) the Company is not “related” to the QPAM within the meaning of Part V(h) of the QPAM Exemption, (C) the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, and (D) neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 10% or more interest in the Company; or
(iv) the Source was a governmental plan; or
(v) the Source is an employee benefit plan and the use of its assets will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code; or
(vi) the Source did not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 12.2(b), the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
(c) Notwithstanding the foregoing, no holder of a Note shall transfer such Note or any portion thereof if such transfer would be to a Competitor.
Section 12.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, a New Noteholder or another holder of a Note with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have last been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 13. PAYMENTS ON NOTES.
Section 13.1. Place of Payment. Subject to Section 13.2, payments of principal and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 13.2. Home Office Payment. So long as any New Noteholder or any New Noteholder’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 13.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose for such New Noteholder on Schedule A, or by such other method or at such other address as such New Noteholder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such New Noteholder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 13.1. The Company will afford the benefits of this Section 13.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such New Noteholder under this Agreement and that has made the same agreement relating to such Note as such New Noteholder has made in this Section 13.2.
SECTION 14. EXPENSES, ETC.
Section 14.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of special counsel, and, if reasonably required, local or other specialist counsel in each case, acting on behalf of all or substantially all of the holders of the Notes) incurred by the New Noteholders in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees of financial advisors acting on behalf of all or substantially all of the New Noteholders, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each New Noteholder harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by the New Noteholders or any of them).
Section 14.2. Survival. The obligations of the Company under this Section 14 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 15.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any original New Noteholder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any original New Noteholder or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Financing Documents embody the entire agreement and understanding between the New Noteholders and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 16. AMENDMENT AND WAIVER.
Section 16.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4 or 5 hereof, or any defined term (as it is used therein), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 11 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 7, 10(a), 10(b), 11, 16 or 19. Notwithstanding anything to the contrary contained herein or in the other Financing Documents, a sale or merger of the Company’s “Metro” or “Network” division(s) (and any related release of the Liens on the Collateral subject to such merger or sale) shall require the consent of the Required Holders only.
Section 16.2. Solicitation of Holders of Notes.
(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly offer to pay, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently offered to be paid or paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if, in the case of an actual payment or grant, such holder did not consent to such waiver or amendment.
(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 16.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.
Section 16.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 16 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note, nor any delay in exercising any rights hereunder or under any Note, shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 16.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates, other than Gores Radio and its Affiliates, shall be deemed not to be outstanding (but Notes owned by Gores Radio or any of its Affiliates shall be subject to Section 20.8(b)). The Company acknowledges that ownership of Notes by the Company or an Affiliate (other than Gores Radio and its Affiliates) would be a breach of Section 7.8.

SECTION 17. NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i) if to a New Noteholder or such New Noteholder’s nominee, to such New Noteholder or such New Noteholder’s nominee at the address specified for such communications in Schedule A, or at such other address as such New Noteholder or such New Noteholder’s nominee shall have specified to the Company in writing,
(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer and Executive Vice President and General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 17 will be deemed given (i) if sent by facsimile, on the date sent, (ii) if by registered or certified mail, on the third Business Day following the date such mail is posted and (iii) if by recognized overnight delivery service, on the next day following the day such notice is deposited with such service.
SECTION 18. REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by each New Noteholder at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to each New Noteholder, may be reproduced by such New Noteholder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such New Noteholder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such New Noteholder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 19. CONFIDENTIAL INFORMATION.
For the purposes of this Section 19, “Confidential Information” means information delivered to the New Noteholders by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such New Noteholder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such New Noteholder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such New Noteholder or any Person acting on such New Noteholder’s behalf, (c) otherwise becomes known to such New Noteholder other than through (1) disclosure by the Company or any Subsidiary or (2) disclosure by any other Person which disclosure such New Noteholder knows is in violation of a confidentiality obligation to the Company or (d) constitutes financial statements delivered to such New Noteholder under Section 6.1 that are otherwise publicly available. Each New Noteholder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such New Noteholder in good faith to protect confidential information of third parties delivered to such New Noteholder, provided that such New Noteholder may deliver or disclose Confidential Information to (i) such New Noteholder’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such New Noteholder’s Notes), (ii) such New Noteholder’s financial advisors and other professional advisors who shall agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 19, (iii) any other holder of any Note, (iv) any Institutional Investor or its advisors (excluding Competitors) to which such New Noteholder sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (v) any Person from which such New Noteholder offers to purchase any security of the Company (if such Person (excluding Competitors) has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (vi) any Person (excluding Competitors) that is an actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (vii) any federal or state regulatory authority having jurisdiction over such New Noteholder, (viii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such New Noteholder’s investment portfolio, or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such New Noteholder, (x) in response to any subpoena or other legal process, provided, however, in the case of any subpoena or other legal process to which such New Noteholder is not a party, such New Noteholder will not disclose any Confidential Information to the extent that (A) prior to the date on which such New Noteholder is required to disclose such Confidential Information the Company has obtained and delivered a final non-appealable order of protection with respect to such Confidential Information and (B) compliance with such order of protection would not cause such New Noteholder to be in violation of such subpoena or other legal process, (y) in connection with any litigation to which such New Noteholder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such New Noteholder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such New Noteholder’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 19 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee or any other holder that shall have previously delivered such a confirmation), such holder will confirm in writing that it is bound by the provisions of this Section 19. In connection with clause (i) above, each New Noteholder agrees to be responsible for any breach of this Section 19 by such New Noteholder’s directors, officers, employees, agents, attorneys and affiliates.

SECTION 20. MISCELLANEOUS.
Section 20.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 20.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 20.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 20.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 20.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, facsimile or pdf copy but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by fewer than all, but together signed by all, of the parties hereto.
Section 20.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 20.7. USA Patriot Act.
Each New Noteholder hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, such New Noteholder may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such New Noteholder to identify the Company in accordance with the USA Patriot Act.
Section 20.8. Certain Provisions Applicable to Gores Solely in Gores’ Capacity and Status as a New Noteholder and Not in Any Other Capacity or Status.
(a) At any time when Gores Radio, or any of its Affiliates, is a New Noteholder, Gores Radio solely in its capacity and status as a New Noteholder and not in any other capacity or status, will not, and will not permit any such Affiliate, solely in its capacity and status as a New Noteholder and not in any other capacity or status to, oppose, contest, object to or in any manner attempt to modify a position advocated, or a course of action supported, or any other action or inaction taken, by the holders of a majority in principal amount outstanding of Notes, such majority being determined without counting the Notes held by Gores Radio or its Affiliates (including, without limitation, any such position advocated or course of action supported in any bankruptcy, insolvency or equivalent or similar proceeding involving the Company or any Subsidiary Guarantor).
(b) With respect to any action subject to the approval of the Required Holders under this Agreement, all Notes held by Gores Radio, or any of its Affiliates, shall be deemed to have been voted in favor of the position of the holders of a majority in principal amount outstanding of Notes (such majority being determined without counting the votes of the Notes held by Gores Radio or any of its Affiliates). With respect to any vote in any bankruptcy, insolvency or equivalent or similar proceeding involving the Company or any Subsidiary Guarantor, the Notes held by Gores Radio or any of its Affiliates shall be deemed to have been voted for or against any action or other matter (including, without limitation, the provision of any financing, request for relief from the automatic stay, adequate protection, asset disposition or Chapter 11 plan) subject to a vote of the holders of the Notes in the same proportions as all other Notes are voted by all other New Noteholders in respect of such action or other matter. Gores Radio hereby irrevocably agrees, on behalf of itself and its Affiliates, and the Company and the other Existing Creditors agree that this Agreement shall constitute an agreement or consent in writing, solely in the capacity and status of Gores Radio and its Affiliates as New Noteholders and not in any other capacity or status, to (i) any proposed waiver, amendment or modification of this Agreement or the other Financing Documents (other than any proposed waiver, amendment or modification subject to Section 16.1) and (ii) any request made by the Required Holders hereunder or under the Financing Documents. Gores Radio hereby further agrees, on behalf of itself and its Affiliates, that none of them shall be entitled to any consent or similar fee or other consideration paid or given to the New Noteholders in connection with any waiver, amendment or modification of this Agreement or any other Financing Document (other than any such waiver, amendment or modification subject to Section 16.1).

(c) Gores Radio represents that (a) other than as set forth in the proviso below, the amount of consideration paid for the Existing Debt purchased by Gores Radio in connection with the Purchase Transaction did not exceed $0.28 for each $1.00 of Existing Debt purchased and (b) that each Pre-Closing Existing Lender and Pre-Closing Existing Noteholder that accepted the Purchaser Offer received the same consideration; provided, that Gores Radio paid $1.00 for each $1.00 of accrued and unpaid interest on such Existing Debt to such Pre-Closing Existing Lenders.
(d) Gores Radio agrees that neither it, nor any of its Affiliates, shall be entitled to any information developed by counsel or any financial advisor acting on behalf of one or more New Noteholders (or, for the avoidance of doubt, by any other New Noteholder) in connection with any of the matters referred to in Section 14.1, provided that nothing herein shall prevent the Company from sharing any such information with Gores Radio or any of its Affiliates to the extent it is disclosed to the Company. Gores Radio hereby acknowledges and agrees that, on behalf of itself and its Affiliates notwithstanding any provision in this Agreement or any custom or convention to the contrary, the other New Noteholders and their advisers, or any of them, may hold discussions with respect to matters of concern to them relating to the Company or any of its Affiliates or this Agreement or any other Financing Document without inviting or permitting participation therein by Gores Radio, its Affiliates or their respective representatives or sharing with Gores Radio, its Affiliates or their respective representatives any transcript, summary or other report thereof or any materials prepared to facilitate or further such discussions or otherwise requested in connection therewith. In the event of any conflict between the foregoing sentence and Section 16.2(a) of this Agreement or any other provision of any Financing Document, the foregoing sentence shall control.
(e) Any actions or votes (or deemed actions or votes) of Gores Radio or its Affiliates provided for in this section shall apply to Gores Radio and its Affiliates solely in their capacity and status as New Noteholders and not in any other capacity or status. The Existing Creditors and the Company acknowledge and agree that this Section 20.8 shall not limit or restrict, in any way, the absolute right and discretion of Gores Radio and its Affiliates to act or vote on behalf of any its interests, claims, or debt other than the Notes contrary to the provisions of this section.
[Intentionally Left Blank — Signature Page Follows]

The execution hereof by each New Noteholder shall constitute a contract among the Company and such New Noteholder for the uses and purposes hereinabove set forth.

Very truly yours, WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President
The foregoing Agreement is hereby
agreed to as of the date thereof.

GORES RADIO HOLDINGS, LLC

By:	The Gores Group, LLC,
its Manager

	By:	/s/ Steven G. Eisner

		Name:	Steven G. Eisner
		Title:	Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY
SECURITY LIFE OF DENVER INSURANCE COMPANY
(successor by merger to Southland Life Insurance Company)

By:	ING Investment Management LLC, as Agent

	By:	/s/ Christopher P. Lyons

		Name:	Christopher P. Lyons
		Title:	Senior Vice President
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Gail A. McDermott

	Name:	Gail A. McDermott
	Title:	Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	New York Life Investment Management LLC,
its Investment Manager

	By:	/s/ Gail A. McDermott

		Name:	Gail A. McDermott
		Title:	Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION INSTITUTIONALLY OWNED
LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3)

By:	New York Life Investment Management LLC,
its Investment Manager

	By:	/s/ Gail A. McDermott

		Name:	Gail A. McDermott
		Title:	Managing Director
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Breege Farrell

	Name:	Breege Farrell
	Title:	Authorized Signatory

By:	/s/ Allen Dick

	Name:	Allen Dick
	Title:	Authorized Signatory
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Bill Henricksen

	Name:	Bill Henricksen
	Title:	Vice President
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC
as Investment Adviser

	By:	/s/ Elisabeth A. Perenick

		Name:	Elisabeth A. Perenick
		Title:	Managing Director

C.M. LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC
as Investment Adviser

	By:	/s/ Elisabeth A. Perenick

		Name:	Elisabeth A. Perenick
		Title:	Managing Director

MASSMUTUAL ASIA LIMITED

By:	Babson Capital Management LLC
as Investment Adviser

	By:	/s/ Elisabeth A. Perenick

		Name:	Elisabeth A. Perenick
		Title:	Managing Director
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE MUTUAL INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA
SCOTTSDALE INSURANCE COMPANY

By:	/s/ Thomas A. Gleason

	Name:	Thomas A. Gleason
	Title:	Authorized Signatory
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

HARTFORD FIRE INSURANCE COMPANY

By:	Hartford Investment Management Company,
Its Agent and Attorney-in-Fact

	By:	/s/ Ralph D. Witt

		Name:	Ralph D. Witt
		Title:	Vice President
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

	By:	/s/ Payl H. Procyk

		Name:	Paul H.. Procyk
		Title:	Vice President
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

AMERITAS LIFE INSURANCE CORP.

By:	Summit Investment Partners, as Agent

	By:	/s/ Andrew S. White

		Name:	Andrew S. White
		Title:	Managing Director — Private Placements

ACACIA LIFE INSURANCE COMPANY

By:	Summit Investment Partners, as Agent

	By:	/s/ Andrew S. White

		Name:	Andrew S. White
		Title:	Managing Director — Private Placements
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender

By:	/s/ Neil Boylan

	Name:	Neil Boylan
	Title:	Managing Director
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

BANK OF AMERICA, N.A.

By:	/s/ F.A. Zagar

	Name:	F.A. Zagar
	Title:	SVP
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

SUNTRUST BANK

By:	/s/ Kip Hurd

	Name:	Kip Hurd
	Title:	First Vice President
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

E.SUN COMMERCIAL BANK, LTD.,
LOS ANGELES BRANCH

By:	/s/ Homer Hou

	Name:	Homer Hou
	Title:	AVP & Credit Manager
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

THE BANK OF NEW YORK MELLON

By:	/s/ Gordon B. Berger

	Name:	Gordon B. Berger
	Title:	Managing Director
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

UNION BANK, N.A.

By:	/s/ Daniel J. Isenberg

	Name:	Daniel J. Isenberg
	Title:	Vice President
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:	/s/ David Noda

	Name:	David Noda
	Title:	VP and Manager
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

FIRST COMMERCIAL BANK, NEW YORK AGENCY

By:	/s/ Jenn-Hwa Wang

	Name:	Jenn-Hwa Wang
	Title:	VP & General Manager
[Signature page to Securities Purchase Agreement (Westwood One, Inc.)]

SCHEDULE A
INFORMATION RELATED TO NEW NOTEHOLDERS

SCHEDULE A-1
[Intentionally Omitted]

SCHEDULE A-2
[Intentionally Omitted]

SCHEDULE B
DEFINED TERMS
Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement.
Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person; provided that such actions may be limited to a particular capacity or status.
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Administrative Agent Letter” means the letter, dated the Restructuring Effective Date, executed by the Company and the Existing Credit Agreement Administrative Agent providing for the payment of a fee to the Existing Credit Agreement Administrative Agent in connection with the Restructuring.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” is defined in Section 16.3.
“Amended and Restated Guarantee” is defined in Section 3.10.
“Amended and Restated Intercreditor and Collateral Trust Agreement” is defined in Section 3.11.
“Amendment, Restatement and Combination Transactions” is defined in Section 1.2(b).
“Amendment to Trademarks Security Agreement” is defined in Section 3.14.
“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Applicable Interest Law” means any present or future law (including, without limitation, the laws of the State of New York and the United States of America) which has application to the interest and other charges pursuant to this Agreement and the Notes.
“April Mortgage and Security Agreement” means that certain Mortgage and Security Agreement, dated as of April 9, 2009, by the Company as amended by the April Mortgage Modification and as may be further amended, restated or modified from time to time.
“April Mortgage Modification” is defined in Section 3.16(b).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Capital Expenditures” means, with respect to any Person, all payments which would be required to be shown in a statement of cash flows of such Person under GAAP for fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than 1 year; provided that Capital Expenditures shall not include any Investment permitted hereunder. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capitalized Interest Amount” is defined in Section 7.1(b).
“Cash Equivalents” means any of the following types of Investments meeting the criteria set forth below at the time such Investment is made, to the extent owned by the Company or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Financing Documents and Liens permitted hereunder):
(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a New Noteholder or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P; and
(d) Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P at the time such Investment is made, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition at the time such Investment is made.
“Change of Control” means an event or series of events other than the Transaction by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Gores Radio or an Affiliate of Gores Radio becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by Gores (so long as it holds a majority of the outstanding Equity Interests of the Company) or by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change of Control Prepayment Date” is defined in Section 7.4(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” has the meaning set forth in the Amended and Restated Intercreditor and Collateral Trust Agreement.
“Collateral Account Control Agreement” means that certain Collateral Account Control Agreement, dated as of April 10, 2008, among the Company, the Collateral Trustee and Banc of America Securities LLC.
“Collateral Trustee” means the Person acting as collateral trustee for the New Noteholders under the Amended and Restated Intercreditor and Collateral Trust Agreement and the other Security Documents.
“Company” is defined in the introductory paragraph of this Agreement.
“Competitor” means each of the corporations on Schedule B-1 hereto as supplemented from time to time by the Company pursuant to written notice to each holder of the Notes, provided that in no event shall any Institutional Investor within the meaning of clauses (a) and (c) of such term be deemed to be a Competitor for purposes of this Agreement.
“Confidential information” is defined in Section 19.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period:
(a) minus any net gain or plus any loss arising from the sale or other disposition of capital assets;
(b) plus any provision for taxes based on income or profits of the Company and its Restricted Subsidiaries;
(c) plus the consolidated net interest expense of the Company and its Restricted Subsidiaries;
(d) plus depreciation, amortization and other non-cash losses, charges or expenses of the Company and its Restricted Subsidiaries (including impairment of intangibles and goodwill);
(e) minus any “extraordinary,” “unusual,” “special” or “non-recurring” earnings or gains or plus any “extraordinary,” “unusual,” “special” or “non-recurring” losses, charges or expenses;

(f) plus restructuring expenses or charges;
(g) plus non-cash compensation recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;
(h) plus any Permitted Glendon/Affiliate Payments;
(i) plus any Transaction Costs;
(j) minus any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and
(k) minus any non-cash items increasing such Consolidated Net Income (including, without limitation, any write-up of assets);
in each case to the extent taken into account in the determination of such Consolidated Net Income, and determined without duplication and on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be calculated on a pro forma basis to give effect to any acquisition or asset sale permitted hereunder consummated at any time on or after the first day of the applicable measurement period as if such acquisition or asset sale had been effected on the first day of such period.
“Consolidated Net Income” means, for any period, the aggregate net income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(a) the net income for such period of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest shall be included only to the extent such net income shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions; and
(b) the cumulative effect of a change in accounting principles will be excluded.
“Continuing Debt” is defined in Section 1.2(b).
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Convertible Preferred Stock” means the 8.0% Series B Convertible Preferred Stock of the Company.
“Culver City” means the property subject to the Lien created by the Deed of Trust, as amended by the Deed of Trust Modification and as further amended, restated or modified from time to time.

“Debt” with respect to any Person means, at any time, without duplication,
(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
“Deed of Trust” means that certain Shared Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of February 28, 2008, by the Company as amended by the Deed of Trust Modification and as further amended, restated or modified from time to time.
“Deed of Trust Modification” is defined in Section 3.15.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Deposit Accounts Control Agreement” means that certain Deposit Accounts Control Agreement, dated as of April 10, 2008, among the Company, Westwood One Stations-NYC, Inc., the Collateral Trustee and Bank of America, N.A.
“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
“Environmental Laws” means any and all applicable and legally binding federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
“Equity Contribution Documents” shall mean all of the documents evidencing or setting forth the rights, obligations and agreements of the Company and the investors with respect to the New Gores Equity Investment, including without limitation, the Certificate of Designations setting forth the terms of the Convertible Preferred Stock.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
“Event of Default” is defined in Section 10.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Perfection Assets” means (i) any equipment that is covered by a certificate of title, (ii) any foreign intellectual property, (iii) commercial tort claims, (iv) FCC Licenses and (v) any assets, the perfection of which requires the recording of a mortgage or deed of trust delivered on the Restructuring Effective Date as described in the Security Documents.
“Existing Credit Agreement” is defined in Section 1.1.
“Existing Credit Agreement Administrative Agent” is defined in Section 1.1.
“Existing Creditors” is defined in Section 1.1.
“Existing Debt” means all obligations outstanding immediately prior to the consummation of the Amendment, Restatement and Combination Transactions, under or in respect of the Existing Notes and the Existing Loans, including, without limitation, all interest (including, without limitation, accrued and unpaid interest on such Existing Debt), principal, fees or other obligations.
“Existing Lenders” is defined in Section 1.1.

“Existing Loans” is defined in Section 1.1.
“Existing Note Purchase Agreement” is defined in Section 1.1.
“Existing Notes” is defined in Section 1.1.
“Existing Noteholders” is defined in Section 1.1.
“Existing Series A Notes” is defined in Section 1.1.
“Existing Series B Notes” is defined in Section 1.1.
“FCC Licenses” is defined in Section 4.6.
“Fee Letters” means the letter agreement, dated January 15, 2009, between Gores Radio and the Company in connection with the reimbursement of fees and expenses incurred by Chanin Capital Partners and the letter agreement, dated January 28, 2009, between Gores Radio and the Company in connection with the reimbursement of the fees and expenses incurred by Gores.
“Financing Documents” means this Agreement, the Notes, the Amended and Restated Guarantee, the Security Documents, the New Term Loan Subordination Agreement, the Gores Subordination Agreement and the Master Mutual Release Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holder of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Glendon Partners” means Glendon Partners, Inc.
“Gores” means Gores Radio and its Affiliates.
“Gores Parties” Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P.
“Gores Radio” means Gores Radio Holdings, LLC, a limited liability company organized under the laws of the State of Delaware.
“Gores Subordination Agreement” is defined in Section 3.12(b).
“Governing Documents” means the certificate of formation, articles or certificate of incorporation, articles or certificate of organization, by-laws, partnership agreement, operating agreement, or other organizational or governing documents of any Person.

“Governmental Authority” means
(a) the government of
(i) the United States of America or any State or other political subdivision thereof, or
(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such Debt or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;
(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or
(d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.
In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided, however, if such Guaranty is limited by its terms to a lesser amount, the amount of such Guaranty shall be limited to such lesser amount.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 12.1.
“HSR Act” is defined in Section 4.7.
“Institutional Investor” means (a) each of the Existing Creditors, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intellectual Property” is defined in Section 4.11.
“Interest Payment Date” is defined in Section 7.1(a).
“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or all or a substantial part of the business, of such Person. An “Investment” shall include any transaction described in the preceding sentence whether done directly or indirectly. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided that the amount of any Investment shall be reduced by the amount of all cash payments received with respect thereto, whether as principal, interest, dividends, repayments or otherwise.
“Investor Rights Agreement” is defined in Section 3.18.
“Library Assets” means the Company’s collection of previously broadcast programs and segments, which includes live concert performances, artist interviews, daily news programs, sports and entertainment features, Capitol Hill hearings and other special events.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar agreements).
“Master Mutual Release Agreement” is defined in Section 3.17.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the Transaction, (c) the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any other Transaction Document, or (d) the validity or enforceability of this Agreement or any other Transaction Document.
“Materials of Environmental Concern” means any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and ureaformaldehyde insulation.

“Maximum Legal Rate of Interest” means the maximum rate of interest that a holder of Notes may from time to time legally charge the Company by agreement and in regard to which the Company would be prevented successfully from raising the claim or defense of usury under the Applicable Interest Law as now or hereafter construed by courts having appropriate jurisdiction.
“Metro Division” means the division of the Company that provides traffic, news, sports and weather reports and information programming to radio and television stations.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage and Security Agreement” means that certain Mortgage and Security Agreement, dated as of February 28, 2008, by the Company as amended by the Mortgage Modification and as may be further amended, restated or modified from time to time.
“Mortgage Modification” is defined in Section 3.16(a).
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Network Division” means the division of the Company that provides radio station affiliates with news, sports, talk, music and special event programming.
“New Gores Equity Investment” is defined in Section 3.20(b).
“New Loan Agreement” means the Credit Agreement, dated as of April 23, 2009, by and among the Company, the lenders from time to time party thereto and Wells Fargo Foothill, LLC, as administrative agent for the lenders and as a lender, as amended or refinanced from time to time to the extent permitted by the terms hereof and of the New Term Loan Subordination Agreement or the Gores Subordination Agreement, as applicable.
“New Loan Agreement Documents” means the New Loan Agreement and all other documents to be executed and/or delivered in connection with the New Loan Agreement, including without limitation, the documentation relating to Gores Parties’ Guaranty of the facilities established thereunder.
“New Noteholder” is defined in Section 2.2.
“New Revolver” means that certain senior revolving line of credit in the original principal amount of $15,000,000 established under the New Loan Agreement which is not secured by any property of the Company or any Restricted Subsidiary.

“New Term Loan” means that certain subordinated term loan in the original principal amount of $20,000,000 advanced under the New Loan Agreement which is not secured by any property of the Company or any Restricted Subsidiary.
“New Term Loan Subordination Agreement” is defined in Section 3.12(a).
“Notes” is defined in Section 2.2.
“Obligor” is defined in the Amended and Restated Intercreditor and Collateral Trust Agreement.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Amounts” means (i) an aggregate of $15,000,000 with respect to all Debt under revolving credit commitments incurred under the New Loan Agreement Documents (and any amendments, refinancings, refundings, renewals or extensions thereof) and (ii) an aggregate of $23,500,000 (plus the amount of any interest capitalized and added to interest in accordance with the Subordination Agreements) with respect to all other Debt incurred under the New Loan Agreement Documents (and any amendments, refinancings, refundings, renewals or extensions thereof).
“Permitted Glendon/Affiliate Payments” means payments made at the Company’s discretion to Gores Radio (and its Affiliates including, without limitation, Glendon Partners) for consulting services provided to the Company and its Subsidiaries not in excess of:
(a) $1,500,000 in the aggregate in calendar year 2009 for such services provided during or prior to calendar year 2009 and
(b) $1,000,000 in the aggregate in each calendar year thereafter for services provided in each such year.
“Permitted Library Assets Transactions” means (i) licenses of Library Assets and (ii) entry into and performance in respect of revenue and/or profit sharing arrangements (and other similar arrangements) with respect to revenue and/or profits generated by the Library Assets, in each case for a period not in excess of 10 years unless terminable by the Company or any Restricted Subsidiary upon no more than 180 days notice.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pre-Closing Existing Creditors” is defined in Section 1.1.
“Pre-Closing Existing Lenders” is defined in Section 1.1.
“Pre-Closing Existing Noteholders” is defined in Section 1.1.
“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 12.2(b)(i).
“Purchase Transaction” is defined in Section 3.20(a).
“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
“Reporting Month” is defined in Section 6.4.
“Requested Waivers” is defined in Section 1.2.
“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding.
“Responsible Officer” means any Senior Financial Officer, Senior Vice President of Finance and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means
(a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; and

(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of or in respect of, the principal of any Debt that is subordinated in right of payment to the Notes prior to the regularly scheduled maturity date thereof except in circumstances in which payment of the New Term Loan would not constitute an Event of Default under Section 10(g)(iii) and except for the repayment of cash to Gores as contemplated by the last parenthetical expression in Section 9.5(j) (including without limitation, the New Term Loan, and excluding, for the avoidance of doubt, the New Revolver);
provided, for the avoidance of doubt, the conversion of the Convertible Preferred Stock into common stock of the Company (as contemplated by the Equity Contribution Documents) shall not constitute a Restricted Payment.
“Restricted Subsidiary” means each Subsidiary of the Company.
“Restructuring Closing” is defined in Section 2.1.
“Restructuring Effective Date” is defined in Section 2.1.
“Sale-Leaseback Transaction” means a transaction pursuant to which the Company shall sell or transfer to any Person (other than a Subsidiary) any property and, as part of the same transaction, the Company shall rent or lease as lessee, or similarly acquire the right to possession or use of, such property which it intends to use for the same purpose.
“Satisfaction Transactions” is defined in Section 1.2(c).
“Satisfied Existing Debt” is defined in Section 1.2(c).
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Agreement” means that certain Shared Security Agreement, dated as of February 28, 2008, by the Company, each of the Subsidiary Guarantors, the Existing Credit Agreement Administrative Agent and the Collateral Trustee, as amended by the Security Agreement Amendment and as further amended, restated or modified from time to time.
“Security Agreement Amendment” is defined in Section 3.13.
“Security Documents” means the Amended and Restated Intercreditor and Collateral Trust Agreement, the Security Agreement, the Security Agreement Amendment, the Trademarks Security Agreement, the Amendment to Trademarks Security Agreement, the Deposit Accounts Control Agreement, the Collateral Account Control Agreement, the Deed of Trust, the Deed of Trust Modification, the Mortgage and Security Agreement, the Mortgage Modification, the April Mortgage and Security Agreement, the April Mortgage Modification, as each may be amended, restated or otherwise modified from time to time, and any other pledge agreement, security agreement, assignment agreement, account control agreement, mortgage, deed of trust, collateral agreement or other instrument providing for collateral security on property of the Company or any of its Subsidiaries to be executed and/or delivered in favor of any holder of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection therewith.

“Senior Debt Leverage Ratio” means, as of the last day of any fiscal quarter, the aggregate principal amount of the Notes outstanding at such time divided by Consolidated EBITDA for the period of four fiscal quarters of the Company ending on such date. For purposes of determining compliance with the Senior Debt Leverage Ratio, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards Nos. 15 and 159) shall be disregarded and such determination shall be made as if such election had not been made.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, Senior Vice President of Finance, treasurer or comptroller of the Company.
“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the Restructuring Effective Date) of the Company and, in any event, shall include all Subsidiary Guarantors.
“Source” is defined in Section 12.2(b).
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.
“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantor” means Westwood One Radio, Inc., a California corporation, Westwood One Radio Networks, Inc., a Delaware corporation, Westwood National Radio Corporation, a Delaware corporation, Westwood One Stations-NYC, Inc., a Delaware corporation, Westwood One Properties, Inc., a Delaware corporation, Smartroute Systems, Inc., a Delaware corporation, Metro Networks, Inc., a Delaware corporation, Metro Networks Communications, Inc, a Maryland corporation, Metro Networks Services, Inc., a Delaware corporation, Metro Networks Communications, Limited Partnership, TLAC, Inc., a Delaware corporation and each other Person that subsequent to the date of this Agreement becomes a party to the Amended and Restated Guarantee in accordance with Section 8.6 of this Agreement.
“Trademarks Security Agreement” means that certain Short-Form Trademarks Security Agreement, dated as of February 28, 2008, by the Company and Metro Networks Communications, Inc., as amended by the Amendment to Trademarks Security Agreement and as may be further amended, restated or modified from time to time.

“Transaction” shall mean, collectively, (i) the Amendment, Restatement and Combination Transactions, the Satisfaction Transactions, the grant of the Requested Waivers, and the execution, delivery and performance by the Company and the Subsidiary Guarantors of this Agreement and the other Financing Documents, the Equity Contribution Documents and the New Loan Agreement Documents, in each case, to which they are a party, (ii) the entry into (or the initial funding under) the New Loan Agreement Documents and the Equity Contribution Documents, and (iii) the payment of all fees and expenses in connection with the foregoing.
“Transaction Costs” means all of the fees, costs and expenses paid or to be paid (or incurred or to be incurred) by the Company in connection with the Transaction.
“Transaction Documents” means the Financing Documents, the Equity Contribution Documents and the New Loan Agreement Documents.
“UCC” means the Uniform Commercial Code as in effect in the State of New York on the Restructuring Effective Date.
“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

SCHEDULES
[Intentionally omitted]

EXHIBIT 1
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNTIL IT HAS BEEN SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). Beginning on May 1, 2009, the holder of this Note may, upon request, obtain from the Company the Note’s issue price, issue date, amount of OID and yield to maturity by contacting the Chief Financial Officer at 40 West 57th Street, 5th Floor, New York, New York 10019.
[Form of Senior Secured Note]
Westwood One, Inc.
15.00% Senior Secured Note due July 15, 2012

No. [_____]	[Date]
$[ ]	PPN: 961815 A#4
For Value Received, the undersigned, Westwood One, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [_________], or registered assigns, the principal sum of [_________] Dollars on July 15, 2012, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at a rate equal to the rate provided in Section 7.1 of the Securities Purchase Agreement (defined below) and on the dates provided in Section 7.1 of the Securities Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Securities Purchase Agreement.
Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the principal office of the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Securities Purchase Agreement referred to below.
This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to the Securities Purchase Agreement, dated as of April 23, 2009 (as may be amended from time to time, the “Securities Purchase Agreement”), between the Company and the respective New Noteholders named therein, and is entitled to the benefits thereof. Each holder of this Note (including, without limitation, any transferee of this Note), will be deemed, by its acceptance of this Note, (i) to have agreed to the confidentiality provisions set forth in Section 19 of the Securities Purchase Agreement, (ii) to have made the representations, understandings and acknowledgements in Section 5 of the Securities Purchase Agreement and (iii) with respect to any transferee, to have made the representation to the effect that at least one of the statements set forth in Section 12.2(b)(i)-(vi) of the Securities Purchase Agreement is an accurate representation as to each source of funds used by such holder to acquire this Note, as provided therein.

This Note is a registered Note and, as provided in the Securities Purchase Agreement, upon surrender of this Note for registration of transfer in accordance with Section 12.2 of the Securities Purchase Agreement, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Securities Purchase Agreement, but not otherwise.
Pursuant to the Amended and Restated Guarantee, certain subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of and interest on this Note and the performance by the Company of all of its obligations contained in the Securities Purchase Agreement all as more fully set forth in said Amended and Restated Guarantee.
If an Event of Default, as defined in the Securities Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Securities Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

WESTWOOD ONE, INC.
By:
Name:
Title:

EXHIBITS
[Intentionally omitted]